EXHIBIT INDEX

(b) Depositary and Custodial Agreement dated June 23, 2004, between American Express Certificate Company and American Express Trust Company.

(n) Selling Dealer Agreement dated July 31, 2000 between American Express Financial Advisors Inc., and Securities America Inc.

(o)(2) Code of Ethics under rule 17j-1 for Registrant's investment advisor and principal underwriter.

(q) Transfer Agency Agreement, dated December 2, 2004, between American Express Certificate Company and American Express Client Service Corporation.